Exhibit 3.477

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 PM 03/17/2011
FILED 01:38 PM 03/17/2011
SRV 110310397 – 4955299 FILE

CERTIFICATE OF FORMATION

OF

TWC REGIONAL SPORTS NETWORK I LLC

This Certificate of Formation of TWC Regional Sports Network I LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is TWC Regional Sports Network I LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 17th day of March, 2011.

/s/ Riina Tohvert
Riina Tohvert,
Authorized Person